Exhibit 99.1

News Release

Investor Relations Contact:

Molly Plyler

The Blueshirt Group

415-217-7722

molly@blueshirtgroup.com

InsWeb Reports Second Quarter 2008 Results

•                  Reminder: Conference Call and Webcast today at 5:00 pm ET; Dial-In:  (800) 257-2101

SACRAMENTO, Calif., July 24, 2008 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance marketplace, today announced results for the second quarter ended June 30, 2008.

Revenues for the second quarter of 2008 were $8.8 million, an increase of approximately 8% as compared to $8.1 million in the second quarter of 2007.  InsWeb reported a net loss for the second quarter of 2008 of  $977,000, or $0.21 per diluted share.  This compares to net income in the second quarter of 2007 of $214,000, or $0.04 per diluted share.

Adjusted EBITDA, a non-GAAP financial measure used by InsWeb’s management and defined below, amounted to a loss of $518,000 in the second quarter of 2008, as compared to income of $715,000 in the second quarter of 2007.

“While we posted a modest year-over-year revenue increase of 8% in the seasonally slower second quarter, our financial performance reflects several unanticipated factors that had a short-term negative impact on our results.  These include fluctuations in traffic and carrier participation levels, as well as previously disclosed post-employment contractual obligations and other non-recurring expenses.  At the same time, we made strong progress across our key initiatives as we continued to add personnel dedicated to expanding our network of providers, welcomed a seasoned online advertising executive to our senior management team and signed two new syndication partners,” stated InsWeb Chairman & CEO Hussein Enan.

 “As we look at the second half of the year, we are reaffirming our guidance for 2008 revenue growth of approximately 25%.  While we are in the process of ramping traffic back up, given the net loss in the second quarter and uncertainty regarding temporary disruptions in certain states by carriers undergoing rate revisions, we are unlikely to achieve our previous forecast for annual net income growth of 25% and are suspending our bottom-line guidance at this time.  Notwithstanding these short-term issues, we had a strong first half of 2008 and have full confidence in our business and the Company’s ability to grow profitably,” concluded Mr. Enan.

Non-GAAP Financial Information

In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

InsWeb Corporation

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Net income (loss)	$(977)	$670	$214
Less
Interest Income	60	89	107
Add
Provision (credit) for income taxes	(9)	9	—
Share-based compensation expense	78	334	260
Depreciation and amortization of property, equipment and intangible assets from continuing operations	40	34	40
Non-recurring expenses	410	—	308
Adjusted EBITDA from continuing operations	$(518)	$958	$715

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss).  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating or reducing the Company’s net income (loss) and net income (loss) per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

Earnings Call Information

The InsWeb second quarter teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, July 24, 2008. To participate on the live call, analysts and investors should dial 800-257-2101 at least ten minutes prior to the call.  InsWeb will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s Web site at http://investor.insweb.com/index.cfm.

About InsWeb

InsWeb (NasdaqCM: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition; the results of strategic initiatives, including AgentInsider and the Agent Directory; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance providers and strategic partners; implementation of competing Internet strategies by existing and potential competitors; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except per share amounts ]

[  unaudited  ]

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Transactions	$8,751	$8,063	$21,722	$16,106
Other	58	66	119	133
Total revenues	8,809	8,129	21,841	16,239

Operating expenses:
Direct marketing	6,238	4,597	15,543	9,125
Sales and marketing	1,433	1,327	2,728	2,805
Technology	811	777	1,627	1,653
General and administrative	1,373	1,323	2,399	2,225
Total operating expenses	9,855	8,024	22,297	15,808
Income (loss) from operations	(1,046)	105	(456)	431
Interest income	60	107	149	179
Other income (expense), net	—	2	—	6
Income (loss) before income taxes	(986)	214	(307)	616
Provision (credit) for income taxes	(9)	—	—	—
Net income (loss)	$(977)	$214	$(307)	$616

Net income (loss) per share:
Basic	$(0.21)	$0.05	$(0.07)	$0.15
Diluted	$(0.21)	$0.04	$(0.07)	$0.13

Weighted average shares used in computing net income (loss) per share:
Basic	4,689	4,340	4,665	4,208
Diluted	4,689	5,267	4,665	4,840

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	June 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$10,674	$10,777
Accounts receivable, net	2,360	2,428
Prepaid expenses and other current assets (including related party receivable of $48 as of December 31, 2007)	469	596
Total current assets	13,503	13,801

Property and equipment	270	257
Other assets	293	75
Total assets	$14,066	$14,133

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,288	$2,118
Accrued expenses	1,594	1,426
Deferred revenue	239	246
Total current liabilities	4,121	3,790

Commitments and contingencies

Shareholders’ equity:
Common stock	8	8
Paid-in capital	206,117	206,208
Treasury stock	(6,334)	(6,334)
Accumulated deficit	(189,846)	(189,539)
Total shareholders’ equity	9,945	10,343
Total liabilities and shareholders’ equity	$14,066	$14,133

The following financial highlights and key metrics are provided as a resource for our investors. Please refer to the Company’s filings with the Securities and Exchange Commission for additional information regarding our business.

	Three months Ended (In thousands
	June 30,	March 31,	June 30,
	2008	2008	2007
Revenues:
Auto	$7,266,000	$11,197,000	$6,566,000
Home/Condo/Renters	$1,015,000	$931,000	$373,000
Term Life	$360,000	$485,000	$1,107,000
Agent Directory	$105,000	$351,000	$—
All other	$5,000	$7,000	$17,000
Total transaction fees	$8,751,000	$12,971,000	$8,063,000
# of Consumers:
Auto	2,033,000	2,862,000	1,448,000
Home/Condo/Renters	211,000	184,000	70,000
Term Life	16,000	9,000	14,000
Agent Directory	478,000	719,000	N/M
Total	2,738,000	3,774,000	1,532,000
Transaction revenue per consumer:
Auto	$3.57	$3.91	$4.53
Home/Condo/Renters	$4.81	$5.06	$5.33

Auto Segment B Revenue per Click	$6.26	$6.70	$6.24
Avg. Times Lead Sold- (Auto and Home)	3.7	3.7	N/M
Agent Network (Auto and Home):
Carrier Sponsored Agents	N/A	2,390	N/M
AgentInsider Approved Agents	6,402	5,764	4,742

Direct Marketing Costs:	$6,238,000	$9,305,000	$4,597,000
Marketing Costs Per Consumer:
Total	$2.28	$2.47	$3.00
Excluding Agent Directory	$2.71	$2.90	$3.00
Direct Marketing Costs as a percent of Revenues:	71%	71%	57%

Cash and Cash Equivalents:	$10,674,000	$12,161,000	$8,293,000
Account Receivable:	$2,360,000	$3,548,000	$3,658,000
Day Sales Outstanding (DSO):	31	21	40
Staffing:	84	72	64

Definitions:

“# of consumers”	Represents consumers acquired from marketing activities

“Per Consumer Information”	Represents Revenues earned or marketing costs incurred per consumer who has started a quote form

“Segment B”	Auto Insurance consumers classified as non-standard (bad driving record, not enough experience, or not permanently insured for 3 years)

“Avg. Times Lead Sold”	Total # of times a lead is sold, including leads sold by NetQuote on our behalf

“Carrier-Sponsored Agents”	Carriers buying leads through InsWeb on behalf of their Agents

“AgentInsider approved Agents”	# of agents approved to buy leads through AgentInsider

“Direct Marketing Costs”	Represents expenses incurred by InsWeb to drive the consumers to InsWeb’s online insurance marketplace

“N/M”	Information not meaningful

“N/A”	Information not available